Exhibit 99.1

               MCMORAN EXPLORATION CO. ANNOUNCES
            DISCOVERY AT SOUTH MARSH ISLAND BLOCK 223
             EXPLORATORY WELL (JB MOUNTAIN PROSPECT)

     NEW ORLEANS, LA, November 18, 2002 - McMoRan Exploration Co. (NYSE:MMR) announced today that the South Marsh Island Block 223 (JB Mountain prospect) exploratory well has been drilled to a measured depth of approximately 20,000 feet and has been plugged back to a total depth of approximately 19,500 feet, after experiencing mechanical difficulties. The well has been evaluated with wireline logs, which have indicated intervals of hydrocarbon pay.

     The JB Mountain prospect is located in a water depth of 10-feet in an area where McMoRan is a participant in an exploration program which controls approximately 6,500 acres, as part of an approximate 80,000-acre exploratory position involving portions of OCS lease 310 and portions of the adjoining Louisiana State Lease 340. The exploration program currently holds a 100 percent working interest in the JB Mountain prospect. Certain third-party elections would reduce the exploration program's working interest to 55 percent with a 38.8 percent net revenue interest. As previously reported, under terms of the exploration program the operator is funding all of the costs attributable to McMoRan's interests in four prospects, including the JB Mountain prospect, and will own all of the program's interests until the program's aggregate production from the prospects totals 100 billion cubic feet of gas equivalent, at which point, 50 percent of all the program's interest would revert to McMoRan.

     McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. Additional information about McMoRan is available on our Internet web site ("www.mcmoran.com").